UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2012
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On September 26, 2012, Post Holdings, Inc. (the “Company”) and Ralcorp Holdings, Inc. (“Ralcorp”) entered into an Amendment to Tax Allocation Agreement (the “Amendment”), which amended the Tax Allocation Agreement dated as of February 3, 2012, between the Company and Ralcorp. The Tax Allocation Agreement, among other things, (i) prohibited the Company from making certain repurchases of its stock during the two-year period following the spin-off (the “Spin-Off”) of the Company by Ralcorp unless certain conditions were satisfied, and required the Company to indemnify Ralcorp against all Tax-Related Losses (as defined in the Tax Allocation Agreement) in the event any such repurchases by the Company of its stock during such two-year period would cause the Spin-Off to lose its Tax-Free Status (as defined in the Tax Allocation Agreement), and (ii) required that, prior to taking certain actions described therein, the Company must obtain a private letter ruling from the Internal Revenue Service or a tax opinion, in each case to the effect that such action would not affect the Tax-Free Status. The Amendment amends the Tax Allocation Agreement to eliminate the limitations and obligations described in clauses (i) and (ii) of the preceding sentence and provides that, if the Company engages in certain transactions described in the Amendment and, in connection therewith, obtains a written tax opinion regarding the effect that any such transaction would have on the Tax Free Status, then the Company will deliver a copy of such written tax opinion to Ralcorp within the time period described in the Amendment. In all other respects, the Tax Allocation Agreement remains unmodified and in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 1, 2012	Post Holdings, Inc.
(Registrant)

	By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: Chief Financial Officer